EXHIBIT 5.1

February 9, 2001

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 9, 2001 the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,792,432 shares of your Common Stock (the "Shares"), reserved for future issuance pursuant to the 1998 Stock Plan , as amended, the 1999 Employee Stock Purchase Plan and the Holographix Inc. 2000 Stock Option Plan , as amended (the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/Wilson Sonsini Goodrich & Rosati